Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Argo Group International Holdings, Ltd. for the registration of senior debt securities, subordinated debt securities, common shares, preferred shares, warrants, units, depository shares, purchase contracts, hybrid securities, trust preferred securities and guarantees of trust preferred securities and to the incorporation by reference therein of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedules of Argo Group International Holdings, Ltd. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Argo Group International Holdings, Ltd. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

August 19, 2009